UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.       )

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The Cheesecake Factory Incorporated

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUPPLEMENT TO THE PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON THURSDAY, MAY 28, 2020

This proxy statement supplement (this “Supplement”), dated May 6, 2020, supplements and amends the proxy statement filed with the Securities and Exchange Commission (the “SEC”) on April 16, 2020 (the “Proxy Statement”) relating to the proxies being solicited by the Board of Directors (the “Board”) of The Cheesecake Factory Incorporated, a Delaware corporation (the “Company” and “we,” “us” or “our”), in connection with the Company’s Annual Meeting of Stockholders to be held on Thursday, May 28, 2020 (the “Annual Meeting”). This Supplement should be read together with the Proxy Statement. Other than as set forth below, no changes have been made to the Proxy Statement.

The primary purpose of this Supplement is to provide subsequent information relating to recent changes in our Board structure and the appointment of a new director.

Except as described in this Supplement, the information provided in the Proxy Statement continues to apply and should be considered in voting your shares. To the extent that information in this Supplement differs from information contained in the Proxy Statement, the information in this Supplement updates the Proxy Statement.

The Proxy Statement is supplemented as follows:

The Board and Corporate Governance

Series A Director

As disclosed in our current report on Form 8-K filed with the SEC on April 20, 2020, as amended on May 1, 2020, on April 20, 2020 we entered into a Subscription Agreement (the “Subscription Agreement”) with RC Cake Holdings LLC (the “Purchaser”), an affiliate of Roark Capital Group, pursuant to which we sold 200,000 shares (the “Purchased Shares”) of Series A Convertible Preferred Stock, par value $0.01 per share (the “Convertible Preferred Stock”), to the Purchaser for an aggregate purchase price of $200 million.

In connection with this transaction, the Board increased the size of the Board to nine members and appointed Paul D. Ginsberg to the Board, subject to, and effective upon, the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Clearance”), as further described below. On April 27, 2020, the Company received HSR Clearance through early termination of the applicable waiting period.

Pursuant to the terms of the transaction documents entered into in connection with the Subscription Agreement, for so long as the Purchaser has record and beneficial ownership of 25% of the Purchased Shares issued to it under the Subscription Agreement, the Purchaser will have the right to designate one member to the Board (the “Series A Director”). If the Purchaser ceases to have such designation right, for so long as the Purchaser has record and beneficial ownership of shares of our common stock, par value $0.01 per share (the “Common Stock”), issued upon conversion of the Purchased Shares (the “Conversion Shares”) that constitute at least 5% of the outstanding Common Stock, the Purchaser will have the right to nominate one person for election to the Board. So long as the Purchaser has the right to designate the Series A Director, the Series A Director will be designated by the holder of the Purchased Shares at each annual meeting of our stockholders, except that the initial Series A Director will be Mr. Ginsberg.

The Board has determined that Mr. Ginsberg is an “independent director” as defined under Nasdaq Stock Market rules. Set forth below is certain biographical information for Mr. Ginsberg as of April 18, 2020.

Mr. Ginsberg, age 57, is the President of Roark Capital Management, LLC, having joined the firm in 2014. Prior to joining Roark, he was a partner, Co-Head of the Global Mergers & Acquisitions Group and a member of the Management Committee and Partnership Committee at Paul, Weiss, Rifkind, Wharton & Garrison LLP, the international law firm, which he joined in 1987 upon graduating from law school. We believe that Mr. Ginsberg is qualified to serve as a director due to his extensive legal and investment experience and his perspective as a significant investor in our Company.

Director Compensation

Mr. Ginsberg will participate in our non-employee director compensation program although any compensation for his services on our Board will be paid to an affiliate of the Purchaser in lieu of Mr. Ginsberg. Mr. Ginsberg will not be subject to our stock ownership guidelines for directors.

Voting and Support Agreements

As described above, under the Subscription Agreement, for so long as the Purchaser has the right to designate or nominate one person for election to the Board, the Purchaser has agreed to vote all of the Purchased Shares, Conversion Shares or any other shares of Common Stock (i) in favor of each director nominated or recommended by the Board for election at any such meeting, and against the removal of any director who has been elected following nomination or recommendation by the Board, (ii) against any stockholder nomination for director that is not approved and recommended by the Board for election at any such meeting, (iii) in favor of our “say-on-pay” proposal and any proposal by us relating to equity compensation that has been approved by the Board or the Compensation Committee of the Board (or any successor committee, however denominated) and (iv) in favor of our proposal for ratification of the appointment of our independent registered public accounting firm.

In addition, on April 20, 2020, David Overton, the Chief Executive Officer and Chairman of the Board, and his affiliated parties entered into an Acknowledgement and Support Agreement (the “Support Agreement”) with the Purchaser. Pursuant to the Support Agreement, Mr. Overton and his affiliated parties have agreed to vote all of their respective shares at the next meeting of the Company’s stockholders held following the Annual Meeting to approve, among other things, the issuance of Common Stock in connection with the Purchaser’s conversion of Convertible Preferred Stock.

Policies Regarding Review, Approval or Ratification of Transactions with Related Persons

As described above, on April 20, 2020, we entered into the Subscription Agreement with the Purchaser pursuant to which we sold the Purchased Shares to the Purchaser for $200 million, and the Purchaser has the right to designate or nominate one director. In connection with this transaction, the Board appointed Paul D. Ginsberg to the Board, subject to, and effective upon, HSR Clearance, which was received on April 27, 2020. Mr. Ginsberg is the President of Roark Capital Management, LLC, an affiliate of the Purchaser.

Pursuant to the Subscription Agreement, subject to certain customary exceptions, the Purchaser is prohibited from, among other things, (i) acquiring securities, assets or indebtedness of the Company, (ii) effecting a tender offer, merger or acquisition of the Company and (iii) soliciting proxies or seeking a director/management change in the Company until the later of (x) three years after the date of the Subscription Agreement and (y) such time as the Purchaser holds record and beneficial ownership of Conversion Shares that constitute less than 5% of the outstanding Common Stock.

The Purchaser will receive certain information rights under the Subscription Agreement, including the right to receive audited and unaudited consolidated financial statements of the Company. For so long as the Purchaser has record and beneficial ownership of Conversion Shares that constitute at least 5% of the outstanding Common Stock, the Purchaser will also have the reasonable right to consult from time to time with the officers of the Company regarding operating and financial matters of the Company.

So long as the Purchaser has the right to designate or nominate a director to the Board, the Purchaser may not enter into any hedging transactions to the extent directors of the Company are prohibited from entering into such hedging transactions pursuant to a policy applicable to all directors of the Company.

In connection with the closing under the Subscription Agreement, the Company paid a commitment fee to the Purchaser equal to 1% of the aggregate purchase price for the Purchased Shares.

On April 20, 2020, the Company and the Purchaser also entered into a Registration Rights Agreement (the “Registration Rights Agreement”) pursuant to which, among other things, the Company granted the Purchaser certain registration rights. Under the Registration Rights Agreement, the Company is required to use its reasonable best efforts to cause the registration of the Conversion Shares.

As described above, for so long as the Purchaser has the right to designate or nominate one person for election to the Board, the Purchaser has agreed to vote all of the Purchased Shares, Conversion Shares or any other shares of Common Stock as set forth in the Subscription Agreement.

OTHER INFORMATION

Beneficial Ownership of Principal Stockholders and Management

Mr. Ginsberg did not beneficially own any shares of our common stock as of the record date (March 31, 2020) for the Annual Meeting.

Voting Matters

If you have already voted by proxy, you do not need to take any action unless you wish to change your vote. Proxy voting instructions already returned by stockholders will remain valid and will be voted at the Annual Meeting unless revoked. Shares represented by proxies returned before the Annual Meeting will be voted in accordance with the Board’s recommendations as set forth in the Proxy Statement. Important information regarding how to vote your shares and how to change votes already cast is available in the Proxy Statement.

By Order of the Board,

/s/ Scarlett May

Scarlett May

Secretary

Calabasas Hills, California

May 6, 2020

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